Exhibit 99.1

February 2, 2017

Farmland Partners Inc. Completes Merger with American Farmland Company

DENVER, CO, February 2, 2017 — Farmland Partners Inc. (“FPI”) (NYSE: FPI) today announced the completion of its previously announced merger with American Farmland Company (“AFCO”), forming the largest public farmland real estate investment trust in the United States with a total market capitalization of approximately $400 million. The transaction was previously approved by both companies’ stockholders at their respective special meetings held on January 31, 2017. The combined company, headquartered in Denver, Colorado, retained the Farmland Partners name and trades under the existing ticker symbol “FPI” on the New York Stock Exchange.

Commenting on the merger, Paul Pittman, FPI Chairman and CEO, said, “We are now the largest, most diversified, most liquid REIT investing in farmland — and we look forward to continued accretive growth.”

Leadership

Paul A. Pittman continues to serve as Chief Executive Officer and Chairman of the Board of Directors for the combined company. Luca Fabbri continues to serve as Chief Financial Officer and Treasurer for the combined company. Robert L. Cowan, former President and Chief Investment Officer of AFCO, joined the combined company as its President. Concurrently with the completion of the merger, the number of directors on FPI’s Board of Directors was increased to eight, and D. Dixon Boardman, former Chairman of the Board of Directors of AFCO, and Thomas S.T. Gimbel, former Chief Executive Officer and director of AFCO, joined the six existing members on FPI’s Board of Directors.

Anticipated Synergies

The combined company is expected to benefit from the elimination of duplicative costs associated with supporting a public company platform. As a result of these cost savings and higher capitalization rates associated with specialty crops, FPI expects the transaction to be approximately 10% accretive to FPI’s AFFO per share in 2017, growing to 20% accretive as synergies are fully realized.

Operations

The combined company is the largest public farmland real estate investment trust in the nation, spanning more than 144,000 acres across 16 states. On a consolidated basis, the combined portfolio consists of approximately 75% primary row crop farmland and 25% specialty crops (fresh fruits and vegetables and permanent crops) by value. This composition of farmland closely tracks the aggregate value of all U.S. agricultural production, which FPI believes offers stockholders well diversified exposure to high-quality U.S. farmland. FPI generally does not operate properties; it leases its farmland to some of the leading producers in the nation. FPI now has over 100 tenant farmers who grow more than 26 major commercial crops, resulting in broad diversification across the combined company’s portfolio.

The Merger

As a result of the merger, each former share of AFCO common stock was converted into 0.7417 shares of newly issued FPI common stock and each unit of limited partnership interest in AFCO’s operating partnership was converted into 0.7417 common units of limited partnership interest in FPI’s operating partnership. Continuing FPI stockholders and former AFCO common stockholders hold approximately 60.89% and 39.11%, respectively, of the issued and outstanding shares of common stock of the combined company. Effective as of the completion of the merger, shares of AFCO common stock are no longer traded on the NYSE MKT.

Vote Results

Approximately 54.65% of the outstanding shares of FPI common stock voted at the FPI special meeting, with approximately 96.22% of the votes cast in favor of the issuance of shares of FPI common stock in connection with the proposed merger.

Approximately 64.61% of the outstanding shares of AFCO common stock voted at the AFCO special meeting, with approximately 99.64% of the votes cast in favor of the proposed merger.

Advisors

Robert W. Baird & Co. Incorporated acted as financial advisor, and Morrison & Foerster LLP and Venable LLP acted as legal advisors, to FPI. Citigroup Global Markets Inc. and Raymond James & Associates, Inc. acted as financial advisors, and Goodwin Procter LLP acted as legal advisor, to AFCO.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. As of the date of this release, FPI owns or has under contract over 144,000 acres in Alabama, Arkansas, California, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, Texas and Virginia. FPI elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected portfolio growth, the elimination of duplicative costs, anticipated synergies and accretion to FPI’s AFFO per share. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address events or developments that we expect or anticipate will occur in the future are forward-looking statements. These statements are not guarantees of future events and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Farmland Partners Inc. Contact
Clay Stockett
(720) 452-3107
clay@farmlandpartners.com